One Corporate Center
Rye, NY 10580-1422
Tel. (914) 921-5147
Fax (914) 921-5392
www.gabelli.com

GAMCO Investors, Inc.

For Immediate Release:	Contact:	Jeffrey M. Farber
Chief Financial Officer
(914) 921-5147

For further information please visit
www.gabelli.com

GAMCO BOARD DECLARES SPECIAL CASH DIVIDEND OF $0.90 PER SHARE
AND FOURTH QUARTER DIVIDEND OF $0.03 PER SHARE

Rye, New York, November 7, 2008 – GAMCO Investors, Inc. (NYSE: GBL) announced today that its Board of Directors declared a special dividend of $0.90 per share to all of its Class A and Class B shareholders, payable on December 23, 2008 to shareholders of record on December 9, 2008 and a quarterly dividend of $0.03 per share to all of its Class A and Class B shareholders, payable on December 30, 2008 to shareholders of record on December 16, 2008.

These payments are consistent with the goals stated in our annual report that we expect to pay shareholders compensation of at least 40% of our earnings in the form of stock buybacks or dividends.  GAMCO paid its first dividend in the amount of $0.02 per share to its Class A shareholders in December 2003 and began paying a quarterly dividend to all shareholders in June 2004.  Since that time, GAMCO has paid a total of $4.20 per share in dividends to Class A and Class B shareholders, including $3.70 per share in prior special dividends.  The quarterly dividend was increased by the Board of Directors to $0.03 per share beginning in the fourth quarter 2005.

GAMCO Investors, Inc., through its subsidiaries, manages private advisory accounts (GAMCO Asset Management Inc.), mutual funds and closed-end funds (Gabelli Funds, LLC), and partnerships and offshore funds (Gabelli Securities, Inc.).  As of September 30, 2008, GAMCO had approximately $25.6 billion in assets under management.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain some forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings.  We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.